Exhibit 10.2

EXECUTION VERSION

SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (this “Agreement”) is entered into as of October 2, 2012, by and between Innovaro, Inc., a Delaware corporation (the “Company”) and              (“Employee”).

RECITALS

WHEREAS, the Company will sell certain assets and license certain other assets of its Strategos branded consulting business (the “Consulting Business”) to Strategos, Inc. (“New Strategos”) pursuant to that certain Asset Purchase Agreement dated October 2, 2012 (the “Purchase Agreement”) and that certain Technology License Agreement dated October 2, 2012 (the “License Agreement”);

WHEREAS, employees of the Company working in the Consulting Business will resign (collectively, the “Strategos Employees”), including Employee;

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Separation.

Employee’s employment with the Company will end effective August 31, 2012 (the “Separation Date”), which will be Employee’s last day of work.

2.	Unpaid Compensation and Benefits.

As of the Separation Date, the Company owes Employee the following compensation and benefits and other obligations (collectively, the “Combined Obligations”):

2.1 Accrued Salary and Vacation. On the Separation Date, the Company will owe Employee all accrued base salary and all accrued and unused vacation listed on Schedule A, earned through the Separation Date (if any), subject to standard payroll deductions and withholdings.

2.2 Expense Reimbursements. Employee acknowledges and agrees that all requests for expense reimbursement reflecting all business expenses Employee incurred through the Separation Date, if any, have been submitted and any outstanding reimbursements are listed on Schedule A.

2.3 Bonuses and Other Compensation. The parties acknowledge and agree that the Company owes, but has not paid, Employee: (a) $         as a bonus for 2011; (b) $         for interest earned due to the delayed payment of 2012 wages; and (c) $         for interest earned due to the delayed payment of the 2011 bonus (collectively, the “Bonus Obligations”).

EXECUTION VERSION

3.	Payment.

In full and complete satisfaction of the Combined Obligations, the Company agrees to make the following payments which Employee acknowledges are in full satisfaction of the net obligations in Section 2.1, less standard payroll deductions and withholdings as noted in Section 2.1, and the obligations owed in Section 2.2:

3.1 Cash Payment. On or before the closing of the Purchase Agreement and License Agreement, the Company will pay Employee $         in cash.

3.2 Assigned Payment. On or before the closing of the Purchase Agreement and License Agreement, the Company shall assign $        , of the Combined Obligations to New Strategos and such amount shall be set off, in part, against payments made by New Strategos to the Company for acquiring the Consulting Business’ assets (the “Assigned Amount”) as set forth in the Purchase Agreement.

4.	Corporate Interest Payout.

The parties acknowledge and agree that the Company has sold, or agreed to sell, a business division besides the Consulting Business, within the calendar day period prior to the Separation Date (the “Existing Division”), and that the Company will pay Employee $         out of the net proceeds received by the Company for the sale of an Existing Division upon the closing of such sale.

5.	Return of Company Property.

Employee represents and warrants that as of the Separation Date Employee has returned all property belonging to the Company, except property transferred to Strategos, Inc., which has been either acquired or licensed pursuant to the Purchase Agreement or License Agreement, respectively, or as otherwise provided for in this Agreement. Employee will not retain, without the Company’s express consent, any copies of any of the Company’s PowerPoints, PDFs, memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data relating to the business of the Company and/or its subsidiaries and affiliates, whether any of the foregoing constitute proprietary and confidential information, which are the property of the Company, and Employee warrants that Employee has returned to the Company, or destroyed, all copies of the foregoing documents and material prior to the signing of this Agreement.

6.	Confidentiality.

6.1 Confidential Information Obligations. Employee acknowledges and reaffirms Employee’s continuing obligations under Employee’s Employment Agreement, a copy of which is attached as Exhibit A.

6.2 Confidentiality. The provisions of this Agreement shall be held in strictest confidence by Employee and shall not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) Employee may disclose this Agreement in confidence to Employee’s immediate family; (b) Employee may disclose this Agreement in confidence to Employee’s attorneys, accountants, auditors, tax preparers, and financial advisors; and

EXECUTION VERSION

(c) Employee may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. By way of example, but not limitation, Employee agrees not to disclose or discuss this Agreement with any current or former Company employee or independent contractor.

7.	Affirmative Covenants.

7.1 Nondisparagement. Employee agrees not to disparage the Company, and the Company’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that Employee may respond accurately and fully to any inquiry or request for information in a government investigation or as required by compulsion of law (including as required by a subpoena).

7.2 Cooperation and Assistance. Employee agrees that Employee will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim or cause of action of any kind brought against the Company, nor shall Employee induce or encourage any person or entity to bring such claims. Further, Employee agrees to voluntarily cooperate with the Company if Employee has knowledge of facts relevant to any threatened or pending litigation against the Company by making Employee reasonably available without further compensation for interviews with the Company or its legal counsel, for preparing for and providing deposition testimony, and for preparing for and providing trial testimony.

8.	Release of Claims.

8.1 General Release. In consideration for executing this Agreement and other good and valuable consideration exchanged between the parties, Employee, for Employee and for Employee’s heirs, assigns and personal representatives, do hereby waive, and release the Company, and its successors, affiliates, assigns and its respective officers, directors, shareholders, of and from any and all claims, actions, causes of action, rights, suits, demands, obligations, and/or liabilities, joint or several, present, past or future, known or unknown, of whatever description, both at law and in equity, including, without limitation, all claims of unpaid bonuses, prior asset sale proceed claims, employment discrimination, unjust or improper dismissal or treatment, intentional or negligent torts, retaliation, back pay, front pay, injuries, damages, reinstatement, future employment opportunities, as well as any other claims related to Employee’s employment or separation from employment with the Company, which they may now have or may ever have had, including without limitation, any claims which may be made by them or on their behalf under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Equal Pay Act, the Fair Labor Standards Act, the Americans With Disabilities Act, and/or the Family and Medical Leave Act, with the exception of any claims arising out of the Company’s obligations under this Agreement. Employee represents and warrants that Employee does not have any current charge, claim, or lawsuit pending against the Company in any court or before any administrative body.

(a) In particular, upon execution of this Agreement, Employee, does hereby waive and release the Company, and its successors, affiliates, assigns and its respective officers, directors, shareholders, of and from any wage and have claim Employee may now have or may ever have had against the Company.

EXECUTION VERSION

(b) In consideration for execution of this Agreement and other good and valuable consideration exchanged between the parties, the Company, for itself, its successors and assigns, does hereby waive, and release Employee, and Employee’s heirs, assigns and personal representatives, of and from any and all claims, actions, causes of action, rights, suits, demands, obligations, and/or liabilities, joint or several, present, past or future, known or unknown, of whatever description, both at law and in equity, including, without limitation, which it may now have or may ever have had, with the exception of any claims arising out of Employee’s obligations under this Agreement.

8.2 Waiver of Unknown Claims. In giving the releases set forth in this Agreement, which include claims which may be unknown to Employee at present, Employee acknowledges that Employee has read and understands Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” Employee hereby expressly waives and relinquishes all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to Employee’s release of claims herein, including but not limited to the release of unknown and unsuspected claims.

9.	Miscellaneous

9.1 Dispute Resolution. To aid in the rapid and economical resolution of any disputes which may arise under this Agreement, Employee and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising from or regarding the interpretation, performance, negotiation, execution, enforcement or breach of this Agreement, Employee’s employment, or the termination of Employee’s employment, including but not limited to statutory claims (collectively, “Claims”), shall be resolved to the fullest extent permitted by law, before a single arbitrator in Tampa, Florida. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of all Claims and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Employee and the Company acknowledge that, by agreeing to this arbitration procedure, both Employee and the Company waives the right to resolve any Claims through a trial by jury or judge or by administrative proceeding. Nothing in this Agreement shall prevent either Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

9.2 Entire Agreement. This Agreement, together with the Purchase Agreement, the License Agreement and all schedules and exhibits attached hereto and thereto, constitute the entire agreement of the parties hereto regarding the separation and release, and all prior agreements, understandings, representations and statements, oral or written, are superseded hereby.

EXECUTION VERSION

9.3 Captions. Section captions used in this Agreement are for convenience only, and do not affect the construction of this Agreement.

9.4 Counterpart Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof and shall be deemed an original signature for all purposes.

9.5 No Admissions. The promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party, and neither party makes any such admission.

9.6 Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” means “including without limitation”.

9.7 Successor and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign its rights or interests hereunder without providing the other party with prior written notice. No party may delegate all or any of its obligations or duties hereunder, without the prior written consent of the other party.

9.8 Severability. If any provision of this Agreement is unenforceable, such provision will be changed and interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law and the remaining provisions will continue in full force and effect.

9.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the parties. No waiver by any party hereto of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.10 Governing Law. This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of Florida (without reference to conflicts of law principles).

[Signature Page Follows]

EXECUTION VERSION

IN WITNESS WHEREOF, the Company and Employee have caused this Agreement to be executed as of the day and year first above written.

INNOVARO, INC.

By:	/s/ Asa Lanum

Its:	Chief Executive Officer

By:

Name:

EXECUTION VERSION

SCHEDULE A

UNPAID COMPENSATION

Salary:		None

Paid Time Off:	$

Expenses:		None

Other:		None